Exhibit 99.1
Assurant Appoints Lynn Blake to Board of Directors
Former asset management executive brings more than 30 years of experience to support business priorities and financial strategy

ATLANTA – January 28, 2026 – Assurant, Inc. (NYSE: AIZ), a premier global protection company that safeguards and services connected devices, homes, and automobiles in partnership with the world’s leading brands, today announced the appointment of Lynn Blake, former Executive Vice President and Chief Investment Officer, Global Equity Beta Solutions (GEBS), at State Street Investment Management, to its Board of Directors, effective January 28, 2026. Blake will serve on the company’s Finance and Risk Committee and Nominating and Corporate Governance Committee.

“We are pleased to welcome Lynn to our Board,” said Elaine Rosen, Chair of the Assurant Board of Directors. “Her deep expertise in investment strategies, risk management, corporate governance, and sustainability will help guide Assurant as we continue to advance the company’s strategic priorities and deliver long-term value for our partners, customers, and shareholders.”

“Lynn’s global leadership experience and disciplined approach to investment and risk management make her a valuable addition to our Board,” Assurant President and CEO Keith Demmings added. “I look forward to her perspectives as we continue to enhance our financial strategy and position the company for sustained success.”

Blake has more than three decades of experience in the asset management industry, most recently serving as Chief Investment Officer of GEBS at State Street, where she led a global team focused on systematic equity strategies and oversaw key sustainability and stewardship functions. She played a central role in developing and managing some of the world’s earliest index funds and oversaw the firm’s Asset Stewardship team, Company Stock Group and GEBS research and model development efforts.

Blake currently serves on the boards of United Natural Foods, Inc. and WisdomTree, Inc. She has been a Chartered Financial Analyst since 1995 and received a National Association of Corporate Directors (NACD) Directorship Certification and an NACD Certificate in Cyber-Risk Oversight.

In addition to Blake’s appointment, Debra Perry plans to retire from the Assurant Board of Directors, effective as of Assurant’s 2026 annual shareholder meeting.

“On behalf of the Board, I want to thank Debra for her partnership in guiding Assurant’s strategy and strengthening our governance during her tenure,” Rosen continued. “Her steadfast commitment to our company has made a lasting impact, and we are grateful for her many contributions.”

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Exhibit 99.1
About Assurant
Assurant, Inc. (NYSE: AIZ) is a premier global protection company that partners with the world’s leading brands to safeguard and service connected devices, homes, and automobiles. As a Fortune 500 company operating in 21 countries, Assurant leverages data-driven technology solutions to provide exceptional customer experiences.

Learn more at assurant.com.

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Media Contact:
Julie Strider
Vice President, Global Communications
julie.strider@assurant.com

Investor Relations Contacts:
Rebekah Biondo
Deputy CFO
rebekah.biondo@assurant.com

Sean Moshier
Vice President, Investor Relations
sean.moshier@assurant.com